EXHIBIT A

                       ADVERTISING AND PROMOTION AGREEMENT

         AGREEMENT made as of the 3rd day of January, 1999, by and between CBS Corporation, a Pennsylvania corporation with offices at 51 West 52nd Street, New York, New York 10019 ("CBS") and hollywood.com, Inc., a California corporation with offices at 2255 Glades Road, Suite 237 W, Boca Raton, Florida, 33431-7383 ("Hollywood" or the "Company").

1.       GENERAL DEFINITIONS

         1.1 "Affiliate" - means any Person that directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with such Person concerned.

         1.2 "Annual Ad Sales Commitment" - shall have the meaning set forth in paragraph 2.2 hereof.

         1.3 "Annual Additional Promo Commitment" - shall have the meaning set forth in subparagraph 2.3(a) hereof.

         1.4 "Arbitration Proceeding" - means a proceeding conducted in accordance with the following rules:

                  (a) such proceeding is commenced by the party concerned, within five (5) days after notice to the other party of its intent to elect arbitration (under paragraph 1.6 below), and requesting the New York office of the American Arbitration Association to designate one arbitrator (who is a retired federal or state judge or a member of the CPC Panel of Distinguished Neutrals of the CPR Institute for Dispute Resolution and who is not and has not been an affiliate, employee, consultant, officer, director or stockholder of CBS or Big Entertainment, Inc. ("BEI") to conduct the proceeding;

                  (b) within seven (7) days after the designation of the arbitrator, the arbitrator and the parties shall meet, at which time each party shall be required to set forth in writing all disputed issues, together with its proposed resolution of the matter, all in reasonable detail and containing such supporting materials it may choose to submit;

                  (c) the arbitrator shall set a date for a hearing, which shall be no later than ten (10) days after the submission of written proposals pursuant to subparagraph 1.4(b) above, to discuss each of the issues identified by the parties. Each party shall have the right to be represented by counsel. The arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association; provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence;

                  (d) the arbitrator shall rule on the matter at issue within seven (7) days after the completion of the hearing described in subparagraph 1.4(c) above. All rulings of the

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arbitrator shall be in writing, shall be delivered to the parties and shall be final and conclusive as to any such matter; and

                  (e) the arbitration shall be conducted in New York City.

         1.5 "Capital Stock" - means any common stock or preferred stock of BEI and any options, warrants, rights, or other securities that are convertible, exercisable, or exchangeable into common stock or preferred stock of BEI.

          1.6 "CBS Competitor" - means any Person, other than CBS or any Affiliate of CBS, who is primarily engaged in North America directly, or indirectly through an Affiliate, in radio or television programming or radio or television program distribution (including, without limitation, free over-the-air, telephone, Internet or microwave). A CBS Competitor shall not include any of the following:

                  (a) any Person engaged in television programming or television program distribution, provided such Person's aggregate revenues generated from television programming and television program distribution are less than five percent (5%) of the aggregate revenues of the television broadcast market.

                  (b) any Person engaged in free over-the-air radio programming or radio program distribution, provided such Person is not one of the top two (excluding CBS) nationally ranked radio broadcast networks, based on overall radio audience ratings.

                  (c) any Person engaged in television programming or television program distribution over the Internet ("Television Internet Concern"), provided either of the following conditions are met:

                           (i) the aggregate revenue of the Internet video
                  streaming market/industry ("Internet Video Streaming Market") is less than 10% of the aggregate revenue for the network television broadcast market; or

                           (ii) if the aggregate revenue of the Internet Video
                  Streaming Market is equal to or more than 10% of the aggregate revenue for the network television broadcast market, then the Television Internet Concern shall not be a CBS Competitor if the aggregate revenue of such Television Internet Concern generated by television programming or television program distribution over the Internet is less than 10% of the aggregate revenue of the Internet Video Streaming Market.

         The foregoing markets and revenues shall be identified/delineated by Veronis, Suhler & Associates, provided, however, that if Veronis, Suhler is not a nationally reputable media/ communications forecasting service or does not (as a matter of course) provide the relevant data, the parties shall mutually agree upon a nationally reputable media/communications forecasting service (the "Forecasting Service"). In the event that the parties are unable to reach agreement upon the Forecasting Service within ten (10)


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         business days of commencement of discussion on the issue, then either party hereto shall have the right to elect to commence an Arbitration Proceeding to determine the Forecasting Service.

                  (d) any Person engaged in radio programming or radio program distribution over the Internet ("Radio Internet Concern"), provided either of the following conditions are met:

                           (i) the aggregate revenue of the Internet radio
                  streaming market/industry ("Internet Radio Streaming Market") is less than 10% of the aggregate revenue for the radio broadcast market; or

                           (ii) if the aggregate revenue of the Internet Radio
                  Streaming Market is equal to or more than 10% of the aggregate revenue for the radio broadcast market, then the Radio Internet Concern shall not be a CBS Competitor if the aggregate revenue of such Radio Internet Concern generated by radio programming or radio program distribution over the Internet is less than 10% of the aggregate revenue of the Internet Radio Streaming Market.

         The foregoing markets and revenues shall be identified/delineated by Veronis, Suhler & Associates, provided, however, that if Veronis, Suhler is not a nationally reputable media/ communications forecasting service or does not (as a matter of course) provide the relevant data, the parties shall mutually agree upon a nationally reputable media/communications forecasting service (the "Forecasting Service"). In the event that the parties are unable to reach agreement upon the Forecasting Service within ten (10) business days of commencement of discussion on the issue, then either party hereto shall have the right to elect to commence an Arbitration Proceeding to determine the Forecasting Service.

                  (e) any Person who owns or operates a multichannel video program distribution service, a cable system, a wireless cable system or a direct broadcast satellite system, so long as such Person does not otherwise engage (either directly or indirectly through an Affiliate) in television or radio programming or program distribution.

                  (f) any Person engaged in the production of television programs or other audio visual materials, so long as such Person does not otherwise engage (either directly or indirectly through an Affiliate) in television or radio programming or program distribution.

                  (g) AT&T Corporation, Comcast Corporation, Gannett Co, Inc. or The Times Mirror Company, as constituted on the date of this Agreement.

                  (h) any Person engaged in television programming or television program distribution, so long as neither CBS nor any Affiliate of CBS owns a majority interest in the CBS Television Network.

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                  (i) any Person engaged in radio programming or radio program distribution, so long as neither CBS nor any Affiliate of CBS owns a majority interest in Infinity Broadcasting Corporation.

The revenue calculations in the preceding sentences shall be based on the last full fiscal year of the Person (including, without limitation, Television Internet Concern or Radio Internet Concern) concerned and the last full calendar year of the applicable market/industry.

         1.7 "CBS Content" - means any Television Content, including archival Content, related to the movie business or any particular motion picture and contained in CBS's regularly scheduled hard news broadcasts, scheduled special events coverage and unscheduled live breaking news coverage, which CBS has the right to license for use on the Internet. Notwithstanding anything contained herein to the contrary, nothing herein shall be construed to grant Hollywood any rights to CBS Radio Content.

         1.8 "CBS PLUS" - means a corporation-wide cross media sales unit that designs customized consumer-driven media and marketing programs for advertisers. CBS PLUS media and marketing programs are executed in cooperation with the sales organizations of the entire CBS organization, including: CBS Television Network, the CBS Television Stations Group, CBS/Infinity Radio Stations, CBS Cable and TDI, Infinity Broadcasting Corporation's outdoor advertising business.

         1.9 "CBS Media Properties" - means the CBS Television Network, CBS Owned and Operated Television and Radio Stations (including those owned and operated by CBS Affiliates, including Infinity Broadcasting Corporation), CBS Cable, TDI, and CBS wholly-owned Internet websites.

         1.10 "Co-Branded Site" - means an Internet Site: (a) that contains/displays a majority of the Content displayed on the Hollywood Site, and displays such Content in the same form and format as featured on the Hollywood Site; (b) is branded with the Hollywood name (or trademark) and the name/trademark of the third-party Web Site and (c) is accessed from the third party Web Site.

         1.11 "Collaboration Agreement" - means any one of the following agreements between or among CBS, Hollywood and BEI: (a) this Agreement; (b) the Content Agreement dated as of even date (the "Content License") (c) the Stock Purchase Agreement dated as of even date; (d) the Investor's Rights Agreement dated as of even date and (e) the Voting Agreement dated as of even date.

         1.12 "Content" - means text, graphics, photographs, video, audio and/or other data or information, including, without limitation, Television Content, relating to any subject, and/or advertisements.

          1.13 "Contract Year" - means the annual period beginning on the date of commencement of the term of this Agreement, and each subsequent annual period during the term

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beginning on the anniversary of that commencement date (as such Year may be suspended or extended, and those dates postponed, as provided herein).

         1.14 "Gross Ad Revenues" - means Gross cash revenues accrued from the sale of advertising on the Hollywood Site (as defined below), provided that such revenues or other consideration shall not be reduced for royalties, commissions, fees or other expenses incurred in generating such revenues and without reduction for taxes.

         1.15 "Hollywood Site" - means: (a) the Internet Web Site owned or controlled by Hollywood (and is accessed via the URL www.hollywood.com) that features or will feature movie, music and television-related news, data and merchandise offers and related Content and merchandise offers; (b) any Co-Branded Site and (c) any Mirror Site.

         1.16 "Internet" - means a global network of interconnected computer networks, each using the Transmission Control Protocol/Internet Protocol and/or such other standard network interconnection protocols as may be adopted from time to time, which is used to transmit content that is directly or indirectly delivered to a computer or other digital electronic device for display to an end-user, whether such content is delivered through on-line browsers, off-line browsers, or through "push" technology, electronic mail, broadband distribution, satellite, wireless or otherwise.

         1.17 "Internet Site" or "Web Site" - means any site or service delivering content on or through the Internet, including, without limitation, any on-line service such as America Online, CompuServe, Prodigy and the Microsoft Network.

         1.18 "Person" - means any individual, partnership, corporation or organized group of persons, including agencies and other instrumentalities of governments and states.

         1.19 "Term" - shall have the meaning set forth in paragraph 3.1 below.

         1.20 "Television Content" - means Content broadcast on television.

         1.21 "URL Scroll" - means the exhibition of a written representation of a URL in or during (i.e., at any time from the opening frame through the end of the closing credits) a television program or in/on an Internet Web Site page.

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2.       SCOPE

         2.1 (a) During the Term, CBS shall arrange for the placement of advertising and promotion of the Hollywood Site in the media category or type set forth on Exhibit A attached hereto, at the rate of Ten Million Dollars ($10,000,000) per Contract Year (based upon the value ascribed for such advertising in subparagraph 2.1(b) below). A portion of the foregoing $10,000,000 amount may, at the option of Hollywood, be allocated to production costs for such advertising and promotion incurred by CBS or its Affiliates, at Hollywood's request. CBS and Hollywood shall meet periodically to jointly develop a media plan to formulate the Contract Yearly allocation of Ten Million Dollars of advertising and promotion, using the media categories or types set forth in Exhibit A. The media plan shall provide broad-based exposure for the Hollywood Site, including prominent placements in conjunction with appropriate entertainment-related events and programming. The media plan shall provide for the distribution of television and radio ads over various time periods. CBS will endeavor to implement the advertising and promotional goals set forth in the media plan. All advertising and promotional materials shall be subject to the applicable CBS Television Network Advertising Guidelines and CBS's standard preemption policies. CBS shall not have to make any ad placements if the exigencies of time or current or future contractual obligations entered into prior to the time the Company requests such advertising, prevent or restrict CBS from doing so.

                  (b) The rate card value of all broadcast advertising and promotion provided hereunder shall be based upon the average paid unit price, excluding barter, for spots (excluding political spots) purchased during the specific CBS Television Network, CBS television station, CBS/Infinity owned and operated radio station or CBS Cable broadcast in which the advertising or promotion occurs. The value of the banner advertising on CBS Internet Sites shall have a rate card price equal to the average price paid or payable (excluding barter) by third parties for banner advertising during the month in which such advertising is delivered. The price of the billboard ad concerned shall be based on the average price paid or payable (excluding barter) by any third party during the same time period for any similar (in terms of, among other things, location, size, and type of billboard) billboard ad(s) during the month prior to the month in which such billboard ad is delivered.

                  (c) CBS will provide to Hollywood calendar monthly statements, calendar quarterly statements (i.e., March 31, June 30, September 30, December
31) and calendar yearly statements, within twenty (20) days following expiration of the time period concerned (i.e. calendar month, quarter and year) showing the
(i) value attributable to each of the media categories and types with respect to the advertising and promotions purchased by Hollywood during the statement period and (ii) the calculation of the aggregate value of advertising purchased.

         2.2 (a) CBS will maintain accurate books and records which report the expenditure of the advertising and promotional value by Hollywood and information from which the calculation can be derived. Hollywood may, at its own expense, examine those books and records, as provided in this Section 2.2. Hollywood may make such an examination for a particular statement provided pursuant to subparagraph 2.1(c) only once and such examination must occur within three (3) years after the date such statement is sent by CBS to Hollywood.


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(CBS will be deemed conclusively to have sent Hollywood the statement concerned at the time prescribed in Section 2.1(c), unless Hollywood notifies CBS otherwise with respect to any statement within sixty (60) days after that designated time.) Hollywood may make those examinations only during CBS's usual business hours, and at the address set forth herein for the provision of notices to CBS, unless otherwise notified. Hollywood will be required to notify CBS at least ten (10) days before the date of planned examination. If Hollywood's examination has not been completed within two (2) months from the time Hollywood begins it, CBS may require Hollywood to terminate it on seven (7) days notice to Hollywood at any time.

                  (b) If any examination of CBS's books and records discloses that:

                           (i) CBS has failed to properly account for advertising and promotions purchased by Hollywood hereunder, then CBS will make appropriate adjustment(s) to the cumulative total purchased by Hollywood.

                           (ii) CBS has overstated the value of advertising purchased by more than 7.5%, then CBS shall reimburse Hollywood for its direct out-of-pocket expenses incurred in identifying such material overstatement.

         2.3 (a) During each Contract Year, upon Hollywood's notice to CBS, Hollywood shall have the option to require CBS to sell advertisements/advertising space on the Hollywood Site totaling Gross Ad Revenues up to $1.5 million per Contract Year (the "Annual Ad Sales Option"), provided however, that Hollywood shall reduce the amount of Annual Additional Promo Commitment available to Hollywood, pursuant to paragraph 2.4 below (i.e., $4,300,000 per Contract Year) by the Annual Ad Sales Option or any portion thereof elected/sought by Hollywood.

                  (b) (i) (A) CBS shall include the Hollywood Site in all of its CBS PLUS advertising sales programs and presentations to the extent that such programs/presentations are appropriate in respect of the sale of advertising on Hollywood Site, and (B) CBS shall invite Hollywood ad sales staff members to attend all CBS PLUS sales meetings specifically related to the sale of advertisements/advertising space on the Hollywood Site; and (ii) CBS will have the right to bundle inventory relating to the Hollywood Site with television, radio, cable, Internet and billboard inventory, although Hollywood shall only be credited with the pro-rated value of the advertising which appears on the Hollywood Site.

                  (c) Hollywood shall pay CBS a commission of eight per cent (8%) of Gross Ad Revenues (the "CBS Commission") with respect to advertising sold on the Hollywood Site, in excess of the Annual Ad Sales Option concerned, if any. The CBS Commission shall be payable upon Hollywood's receipt of payment from the advertiser. CBS shall coordinate all such sales of advertisements/advertising space with Hollywood's ad sales staff or as otherwise agreed to by the parties. All sales of advertisements/advertising space by CBS shall be consistent with CPM rates and other pricing then being charged on the Hollywood Site. All sales in excess of the Annual Ad Sales Option shall be subject to the availability of advertising inventory on the Hollywood Site.

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         2.4 (a) (i) In addition to the advertising and promotion described in paragraph 2.1 above, Hollywood shall have the right to require CBS to arrange for placement of advertising and promotion of the Hollywood Site (in the media category or type set forth in Exhibit A, and subject to the terms of this Agreement) at a Market Value of no more than Four Million Three Hundred Thousand Dollars ($4,300,000) during each of the first six Contract Years and Four Million Two Hundred Thousand Dollars ($4,200,000) during the seventh Contract Year (the "Annual Additional Promo Commitment"), subject to the reductions prescribed in section 2.4(a)(ii) below.

                           (ii) The Annual Additional Promo Commitment shall be reduced by: (A) the Annual Ad Sales Option, as prescribed in paragraph
         2.3 above; and (B) the Market Value of any Content provided by CBS (during the Contract Year concerned), pursuant to section 2.4(a)(i) of the Content License.

                  (b) (i) Upon commencement of the Contract Year and/or each calendar quarter of the Contract Year concerned, Hollywood shall use reasonable efforts to notify CBS of its election to license CBS Content, exercise the Annual Ad Sales Option or utilize the Annual Additional Promo Commitment, and the respective Market Values thereof.

                           (ii) If, upon expiration of the Contract Year concerned, Hollywood has failed to notify CBS of its election, as set forth in section 2.4(b)(i) above, then the Annual Additional Promo Commitment (or any portion thereof for which Hollywood has failed to notify CBS of its election) will be deemed forfeited.


                           (iii) Except as set forth in section 2.4(b)(ii) above, if upon expiration of the Contract Year concerned, the Annual Additional Promo Commitment has not been exhausted, then the amount of the unused portion of the Annual Additional Promo Commitment may be carried over to the immediately subsequent Contract Year (the "Annual Promo Carryover"), it being understood, however, that (A) in the immediately subsequent Contract Year the Annual Promo Carryover shall be exhausted (first) before the Annual Additional Promo Commitment for such subsequent Contract Year is utilized (B) Hollywood shall identify the intended use for (i.e., allocate) the Annual Promo Carryover during the first thirty (30) days of such subsequent Contract Year, and CBS shall use reasonable efforts to satisfy the allocation request depending upon the availability of the inventory/item sought. In the event that the inventory is not available, then Hollywood shall make a substitute allocation within thirty (30) days following CBS's advising Hollywood that the inventory/item sought is unavailable, (C) any portion of the Annual Promo Carryover unused as of the expiration date of the Contract Year concerned (i.e., such subsequent Contract Year) shall be deemed forfeited, except to the extent Hollywood complied with the notice requirements prescribed herein and CBS did not deliver such portion of the Annual Promo Carryover and (D) any portion of Annual Additional Promo Commitment (including any Annual Promo Carryover) unused as of the expiration date of the Term shall be deemed forfeited, except to the extent Hollywood complied with the notice requirements prescribed herein and CBS did not deliver such

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         portion of the Annual Additional Promo Commitment or Annual Promo
         Carryover, as applicable.

                  (c) "Market Value", as used in this paragraph 2.3, shall mean:

                            (i) with respect to CBS Content, the average price paid by a third party for the license of such Content on the Internet (provided that CBS has an established market for licenses on the Internet) or, if no such rate (or CBS market) exists, then the average price for worldwide over-the-air free television use (including in all instances, without limitation, any costs related to the retrieval, preparation (e.g., tape transfer and/or duplication) or delivery of CBS Content).

                           (ii) with respect to advertising sales on the Hollywood Site, the proportionate dollar amount (of the Gross Ad Revenues) of the Ad Sales Option .

                           (iii) with respect to CBS advertising and promotion, the unit price for the advertising medium concerned, as described in subparagraph 2.1(b) of this Agreement.

3.       TERM

         3.1 The term of this Agreement ("Term") shall begin as of the date hereof and shall continue in full force and effect for a period of seven (7) consecutive years, through and including __________, 2006, unless it is terminated earlier in accordance with the terms and conditions stated herein.

4.       WARRANTIES, REPRESENTATIONS; INDEMNITEES

         4.1      (a)      CBS represents and warrants that:

                           (i) it has full power and authority to enter into and fully perform this Agreement;

                           (ii) this Agreement has been duly authorized and is enforceable in accordance with its terms; and

                           (iii) at all times, it will comply with all applicable federal, state, local and foreign laws and regulations.

                  (b)      The Company represents, warrants and covenants that:

                           (i) it has full power and authority to enter into and fully perform this Agreement;

                           (ii) this Agreement has been duly authorized and is enforceable in accordance with its terms;

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                           (iii) the Hollywood Site will be produced, advertised
         and transmitted in accordance with all applicable federal, state, local and foreign laws and regulations; and

                           (iv) at all times, it will maintain the Hollywood Site in a professional manner consistent with applicable industry standards. In connection therewith, the Company shall satisfy the following minimum performance standards: (A) use its best efforts to maintain continuous accessibility to the public on the Internet; (B) capability of sustaining traffic of no less than 22 million page views per month, including, without limitation, the existence of a viable technological response, in the event that the foregoing traffic number is exceeded, that is designed to handle at least 44 million page views per month; (C) functionality as outlined/delineated in the most recent business plan for Hollywood; (D) monitoring of the Hollywood Site's traffic flows on a regular basis and (in addition to and above and beyond clause (B) above) implementation of plans to meet expected traffic flows and (E) maintenance of standards of quality and ease of use no less than the quality and ease of use of the Hollywood Site as of this date.

                           (v) advertising and promotion material and any portion thereof created by or on behalf of Hollywood or furnished by Hollywood to CBS and the use thereof shall not violate any law or violate the rights of any Person.

         4.2 (a) Each party to this Agreement (the "Indemnifying Party") shall at all times indemnify, hold harmless and defend the other party (collectively, the "Indemnified Party") from and against any loss, cost, liability or expense (including court costs and reasonable attorneys' fees) arising out of or resulting from any breach by the Indemnifying Party of any representation, warranty or covenant contained herein. In the event of any claim, the Indemnified Party shall: (i) promptly notify the Indemnifying Party of the claim; (ii) allow the Indemnifying Party to direct the defense and settlement of third party claim with counsel of the Indemnifying Party's choosing; and (iii) provide the Indemnifying Party, at the Indemnifying Party's expense, with information and assistance that is reasonably necessary for the defense and settlement of the third party claim. The Indemnified Party reserves the right to retain counsel, at the Indemnified Party's sole expense, to participate in the defense of any such claim. The Indemnifying Party shall not settle any such claim or alleged claim without first obtaining the Indemnified Party's prior written consent, which consent shall not be unreasonably withheld, if the terms of such settlement would adversely affect the Indemnified Party's rights under this Agreement or otherwise. If the Indemnifying Party assumes the defense and settlement of the claim as set forth above, then the Indemnifying Party's only obligation is to satisfy the claim, judgment or approved settlement.

                  (b) Any sums payable by Hollywood under this paragraph 4.2 may be offset by Hollywood against the Market Value of any advertising, Content or Ad Sales Option deliverable by CBS (the "CBS Deliverable(s)") pursuant to this Agreement or the Content License (the "Indemnity Offset"). The amount or Market Value of the CBS Deliverable concerned will be reduced by the proportion thereof used for or contributed to the Indemnity Offset. For purposes of the Indemnity Offset, Hollywood shall be obligated to exhaust the CBS Deliverables as follows:

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                           (i) The Market Value of any advertising or promotion,
         deliverable pursuant to paragraph 2.1 of this Agreement, shall be fully exhausted before any other CBS Deliverable is used for/contributed to the Indemnity Offset.

                           (ii) Provided the Deliverable described in section 4.2(b)(i) above has been fully exhausted, the Market Value of any Annual Additional Promo Commitment (deliverable pursuant to paragraph
         2.4 above) or Annual Ceiling (as such term is defined in the Content License and deliverable pursuant to subparagraph 2.3(c) of the Content License), shall be fully exhausted before any other CBS Deliverable is used for/contributed to the Indemnity Offset.

                           (iii) The Market Value of any Ad Sales Option, deliverable pursuant to paragraph 2.2 of this Agreement, may be used for/contributed to the Indemnity Offset only if and when the Deliverables described in sections 4.2(b)(i) and (ii) above have been fully exhausted.

For avoidance of doubt, CBS's obligation to deliver any CBS Deliverable, pursuant to this Agreement or the Content License, shall be extinguished (or reduced, as applicable) to the extent that such CBS Deliverable is used for/contributed to any Indemnity Offset.

5.       REMEDIES

         5.1 (a) CBS shall have the right to suspend and/or withdraw placement of all advertising and promotion and Hollywood Site ad sales:

                           (i) during such time as the Company is enjoined from using the tradename, trademark or term(s) "HOLLYWOOD.com" on or in connection with the Hollywood Site and has not renamed the Website. The Company shall rename the Hollywood Site within twenty (20) days following the issuance of any injunction or the resolution of any claim which requires the Company to cease using the tradename, trademark or term(s) "HOLLYWOOD.com" on or in connection with its Website.

                           (ii) In the event that the Hollywood Site is not operational for a period of seventy-two (72) consecutive hours until it becomes operational in a manner consistent with the standards in the industry.

                  (b) CBS may exercise its right to suspend and/or withdraw placement of all advertising and promotion and all advertising sales pursuant to this paragraph 5.1 by sending the appropriate notice to Hollywood. No exercise by CBS of its rights under this Article 5 will limit CBS's remedies by reason of Hollywood's or BEI's default, CBS's rights to exercise any other rights under this Article 5, or any of CBS's other rights.

         5.2 CBS shall have the right to terminate this Agreement if any of the following occurs:

                  (a) The Hollywood Site contains Content which, in CBS's reasonable business judgment, violates Article I or Article III of the CBS License Guidelines (as set forth in

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the Content License) and Hollywood fails to remove such Content from the
Hollywood Site within ten (10) days after written notice of CBS's objection thereto demanding the removal of such Content.

                  (b) Except as otherwise set forth in subparagraph 5.2(a) above, either Hollywood or BEI (if applicable) breaches any material term or condition of this Agreement, or any Collaboration Agreement and fails to: (i) cure such breach within thirty (30) days after CBS's notice of such breach, or
(ii) complete curing such breach within sixty (60) days following CBS's notice of such breach; provided however that this clause (ii) shall only apply to a default that is incapable of being cured in thirty (30) days. The foregoing cure period will not apply: (i) solely with respect to this Agreement, to a term or condition (in this Agreement) for which a specific cure period is provided; or
(ii) to a breach incapable of being cured.

                  (c) BEI or Hollywood: (i) becomes insolvent or unable to pay its debts as they mature or makes an assignment for the benefit of its creditors; (ii) is the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing; (iii) becomes the subject of any involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing; or (iv) is liquidated or dissolved.

                  (d) BEI issues to a Person any voting securities of BEI and:
(i) at the time of such issuance such Person is a CBS Competitor and (ii) as a result of such issuance such Person beneficially owns or controls, directly or indirectly, more than fifteen (15%) percent of the total voting power of BEI, in the aggregate. For the purposes of this subparagraphs 5.2(d), 5.2(e) and 5.2(f):
(x) the term "beneficial ownership" shall have the meaning set forth in Section 13(d) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder; (y) the term "total voting power" shall mean at any time, the total number of votes that may be cast in the election of directors of BEI at any meeting of the holders of voting securities at such time for such purpose; and (z) the term "voting securities" shall mean the Capital Stock and any other securities issued by BEI having the power to vote in the election of directors of BEI including, without limitation, any securities having such power only upon the occurrence of a default or any other extraordinary contingency.

                  (e) BEI issues to a Person any voting securities of BEI and:
(i) at the time of such issuance such Person is a CBS Competitor that beneficially owns or controls, directly or indirectly, more than fifteen (15%) percent of the total voting power of BEI and (ii) as a result of such issuance the voting power of such Person is increased by any amount.

                  (f) BEI's board of directors consents to the acquisition of voting securities by a CBS Competitor such that as a result of such consent, the CBS Competitor beneficially owns or controls, directly or indirectly, more than 15% of the total voting power of BEI and at the time of such consent the Rights Agreement by and between BEI and American Stock Transfer & Trust Company dated August 23, 1996, as amended, is in full force and effect.

                   (g) Hollywood discontinues using the "Hollywood.com" mark (or any substitute mark approved by CBS) and does not establish use of a substitute mark reasonably acceptable to CBS within thirty (30) days.

                  (h) The Hollywood Site ceases to operate due to any circumstance(s) (other than circumstances beyond Hollywood's reasonable control, which circumstances simultaneously affect a substantial number of web sites on the Internet) for: (i) a period of thirty (30) consecutive days; or (ii) a period of one week at least two times in any six (6) month period.

CBS may exercise its right to terminate pursuant to this paragraph 5.2 by sending Hollywood appropriate written notice. No exercise by CBS of any of its rights under this Article 5 will limit CBS's remedies by reason of Hollywood's or BEI's default, CBS's rights to exercise any other rights under this Article 5, or any of CBS's other rights.

6.       GENERAL

         6.1 Neither party may assign this Agreement, or their respective rights and obligations hereunder, in whole or in part without the other party's prior written consent. Any attempt to assign this Agreement without such consent shall be void and of no effect ab initio. Notwithstanding the foregoing, CBS may assign this Agreement or any of its rights and obligations hereunder to an affiliate or to any entity controlling, controlled by or under common control with, CBS, or to any entity that acquires CBS by purchase of stock or by merger or otherwise, or by obtaining substantially all of CBS's assets (a "CBS Assignee"), provided that any such CBS Assignee, or any division thereof, thereafter succeeds to all of the rights and is subject to all of the obligations of CBS under this Agreement.

         6.2 Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County; and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby or thereby. Each the parties hereto agrees to commence any such action, suite or proceeding either in the United States District Count for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth below shall be effective service of process for any action, suite or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this paragraph 6.2. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suite or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County; or
(ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum.

         6.3 If any provision of this Agreement (or any portion there) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

         6.4 All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                  (a)      if to Hollywood,

                           hollywood.com, Inc.
                           2255 Glades Road, Suite 237W
                           Boca Raton, Florida   33431
                           Attention:  Mitchell Rubenstein, Chief Executive Officer


                           with a copy to:

                           hollywood.com, Inc.
                           2255 Glades Road, Suite 237W
                           Boca Raton, Florida   33431
                           Attention:  W. Robert Shearer, General Counsel


                           and a copy to:

                           hollywood.com, Inc.
                           1620 26th Street, Suite 370 South
                           Santa Monica, CA  90404
                           Attention:  Scott Shrock, Vice President of Operations

                           and a copy to:

                           Greenberg Traurig
                           200 Park Avenue
                           New York, New York  10166
                           Attention: Clifford E. Neimeth, Esq.

                  (b)      if to CBS:

                           CBS Corporation
                           51 West 52nd Street
                           New York, New York 10019

                                       14

                           Attention:  Chief Financial Officer
                           with a copy to:


                           CBS Corporation
                           51 West 52nd Street
                           New York, New York 10019
                           Attention:  General Counsel


         6.5 The parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise, or agency between the parties. Neither party shall have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

         6.6 No failure of either party to exercise or enforce any of its rights under this Agreement shall act as a waiver of such right.

         6.7 This Agreement, along with any Exhibits hereto, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

         6.8 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each of the other parties.

         6.9 This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         6.10 This Agreement shall be governed by and construed in accordance with the internal laws of the state of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

         6.11 This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

         6.12 The headings contained in this Agreement or in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

HOLLYWOOD.COM, INC.                        CBS CORPORATION


By:      /s/ W. Robert Shearer             By:      /s/ Fredric G., Reynolds
         ----------------------------               ------------------------

Name:    W. Robert Shearer                 Name:    Fredric G. Reynolds
         ----------------------------               -------------------

Title:  Senior Vice President              Title:   Executive Vice President
and General Counsel                        and Chief Financial Officer

                                    EXHIBIT A
                                    ---------

           Attached to and forming a part of the Agreement made as of January 3, 1999 between CBS Corporation, Big Entertainment,
                          Inc. and hollywood.com, Inc..


--------------------------------------------------------------------------------

Placement Possibilities

1.   CBS Television Network programming

2. CBS Owned and Operated Television Stations' and Infinity owned and operated Radio Stations' programming

3.   Infinity outdoor billboards and all other outdoor media owned by CBS

4.   CBS Internet Sites

5.   CBS Cable

6.   CBS Syndicated Programs

Placement types

o        30 second units where available

o        15 second units where available

o        10 second units where available

o        URL Scrolls (5 seconds)

o        On-air mentions (30 seconds)

o        Banner ads, buttons and sponsorships

o        Credit rolls/sign-offs (5 seconds)